EXHIBIT 11


                     INTERCELL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)

                                                 Three months                     Six months
                                               ended March 31,                  ended March 31,
                                               ---------------                  ---------------
                                            2001             2000            2001             2000
                                            ----             ----            ----             ----
Net income (loss)                     $(    73,000)    $    770,000    $(    40,000)    $    663,000
Deemed dividends on Series C and
  D preferred stock relating to
  in-the-money conversion terms        (    15,000)     (    15,000)    (    29,000)     (    29,000)
Accrued dividends on Series D
  preferred stock                      (    39,000)     (    37,000)    (    78,000)     (    75,000)
Accretion on Series C and E
  preferred stock                      (     5,000)     (     6,000)    (    10,000)     (    13,000)
                                        ----------       ----------      ----------       ----------
Net income (loss) applicable to
  common shareholders                 $(   132,000)    $    712,000    $(   157,000)    $    546,000
                                        ==========       ==========      ==========       ==========

Weighted average number of common
  shares outstanding                    99,898,188       98,425,368      99,898,188       89,639,515
Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants and
  convertible stock                            -         51,461,495             -         51,461,495
                                        ----------       ----------      ----------       ----------
                                        99,898,188      149,886,863      99,898,188      141,101,010
                                        ==========      ===========      ==========      ===========

Basic loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations           $(      0.00)    $       0.01    $(      0.00)    $       0.01
    Gain from discontinued
      operations                              0.00             0.00            0.00             0.00
                                        ----------       ----------      ----------       ----------
Basic income (loss) per
  common share                        $(      0.00)    $       0.01    $(      0.00)    $       0.01
                                        ==========       ==========      ==========       ==========

Diluted loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations           $(      0.00)    $       0.01    $(      0.00)    $       0.00
    Gain from discontinued
      operations                              0.00             0.00            0.00             0.00
                                        ----------       ----------      ----------       ----------
Diluted income (loss) per
  common share                        $(      0.00)    $       0.01    $(      0.00)    $       0.00
                                        ==========       ==========      ==========       ==========


Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 70,348,573 shares at March 31, 2001) would be to decrease net loss per share.